Response to Item 77D - Policies with
respect to security investment



Eaton Vance Municipal Bond Fund
Material changes to the investment policies of the Fund are described under "Investment
Update" and "Notice to Shareholders" in the semiannual report to shareholders dated March
31, 2010 and are incorporated herein by
reference.